FOR IMMEDIATE RELEASE	Fulton Bank Contact: David Hostetter Office: (717) 291-2456
Premier Bank: Contact: J. Peter Dominick Office: (215) 345-8107 X 115

Premier Bank to merge with
Fulton Bank

Customers to benefit from additional location convenience

          (July 31, 2006)  --  Lancaster, PA – E. Philip Wenger, chairman and CEO of Fulton Bank, headquartered in Lancaster, Pennsylvania and John C. Soffronoff, president and CEO of Premier Bank, headquartered in Doylestown, Pennsylvania, today announced that the boards of directors of each of their banks have reached an agreement in principle to merge.  Premier Bank will continue to operate as a division of Fulton Bank under the same local autonomy and decentralized decision-making philosophies that characterize it today.  Both Fulton Bank and Premier Bank currently operate as separate affiliates of the same financial holding company, Fulton Financial Corporation based in Lancaster, Pennsylvania.

          This action is subject to approval by bank regulatory authorities, and the actual merger is anticipated to take effect in either the fourth quarter of 2006 or the first quarter of 2007.  Premier Bank operates in Bucks and Montgomery counties in Pennsylvania.  Both of these counties are contiguous to markets currently served by Fulton Financial Corporation’s affiliate banks.

          “With total assets of over $4.7 billion dollars as a result of this merger, Fulton Bank will be better positioned to assist our business and retail customers in our expanding Southeast Pennsylvania markets.” said Wenger.  “Both Bucks and Montgomery counties are strong growth areas as well as logical geographic extensions of our Brandywine

Division in Chester and Delaware counties.  Fulton Bank’s Great Valley Division currently operates a branch in Pottstown, Montgomery county as well.  The merger will provide greater location convenience to the customers of both banks.  Our significantly greater financial resources will enable the Premier Division to grow more rapidly in their local markets in the future.”

          “By combining Premier’s people, talent and expertise with the broader array of financial products and services available from Fulton, we will better serve our customers.” said Soffronoff.  “The merger will also enable us to maintain and enhance the personalized community-oriented banking relationships that customers of both organizations have come to expect and appreciate.  Our people and their personal commitment to our customers will not change.”

          Fulton Bank operates 74 banking offices and 87 ATMs in Lancaster, York, Chester, Berks and the Capital Region.  Premier Bank operates 8 banking offices and 7 ATMs in Bucks and Montgomery counties, with the most recent new branch office opening in Warminster, Pennsylvania, in May.  Customers of both banks will have access to financial services at all of these locations.

          More information on Fulton Bank can be found on the Internet at www.fultonbank.com.  For information on Premier Bank, visit www.premierbankonline.com

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2006